                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                   NUMBER NINE VISUAL TECHNOLOGY CORPORATION
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


               ------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                   NUMBER NINE VISUAL TECHNOLOGY CORPORATION
                              18 HARTWELL AVENUE
                        LEXINGTON, MASSACHUSETTS 02173

                                                                 April 17, 1997

Dear Stockholder:

  You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Number Nine Visual Technology Corporation (the "Company") to be held at 10:00 a.m. on Thursday, May 15, 1997, at The Atrium Conference Center, located on the second floor of One Financial Center, Boston, Massachusetts (the "Annual Meeting").

  At the Annual Meeting, two persons will be elected to the Board of Directors. In addition, the Company will ask the stockholders to ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent public accountants. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the Annual Meeting.

  We hope you will be able to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, you are urged promptly to complete, sign, date and return the enclosed proxy card in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

                                          Sincerely,

                                          ANDREW NAJDA
                                          Chairman of the Board and Chief
                                          Executive Officer

                            YOUR VOTE IS IMPORTANT.
                      PLEASE RETURN YOUR PROXY PROMPTLY.

                   NUMBER NINE VISUAL TECHNOLOGY CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 15, 1997

To the Stockholders of Number Nine Visual Technology Corporation:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Number Nine Visual Technology Corporation, a Delaware corporation (the "Company"), will be held on Thursday, May 15, 1997 at The Atrium Conference Center, located on the second floor of One Financial Center, Boston, Massachusetts at 10:00 a.m. for the following purposes:

  1. To elect two members to the Board of Directors to serve for a term ending in 2000 and until their successors are duly elected and qualified.

  2. To consider and act upon a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the fiscal year ending December 27, 1997.

  3. To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

  The Board of Directors has fixed the close of business on April 2, 1997 as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

  All Stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          PETER F. DEMUTH
                                          Secretary

April 17, 1997

                   NUMBER NINE VISUAL TECHNOLOGY CORPORATION
                              18 HARTWELL AVENUE
                        LEXINGTON, MASSACHUSETTS 02173
                                (617) 674-0009

                               ----------------
                                PROXY STATEMENT
                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Number Nine Visual Technology Corporation (the "Company"), a Delaware corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Stockholders to be held at The Atrium Conference Center, located on the second floor of One Financial Center, Boston, Massachusetts on Thursday, May 15, 1997 at 10:00 a.m., and any adjournments thereof (the "Meeting").

  Where the Stockholder specifies a choice on the proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the two nominees for director named herein, and FOR the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the fiscal year ending December 27, 1997. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date. Any Stockholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock, par value $.01 per share ("Common Stock"), is necessary to constitute a quorum at the Meeting.

  The affirmative vote of a majority of the shares present or represented and entitled to vote at the Meeting is required to approve each proposal, other than the election of directors which requires a plurality of the shares voted affirmatively or negatively at the Meeting. With respect to the tabulation of votes on any matter, abstentions are treated as votes against a proposal, while broker non-votes have no effect on the vote.

  The close of business on April 2, 1997 has been fixed as the record date for determining the Stockholders entitled to notice of and to vote at the Meeting. As of the close of business on April 2, 1997, the Company had 9,085,068 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by Stockholders.

  The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock of the Company for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex and personal solicitation by the directors, officers or employees of the Company. No additional compensation will be paid for such solicitation.

  This Proxy Statement and the accompanying proxy are being mailed on or about April 17, 1997 to all Stockholders entitled to notice of and to vote at the Meeting.

  The Annual Report to Stockholders for the fiscal year ended December 28, 1996 is being mailed to the Stockholders with this Proxy Statement, but does not constitute a part hereof.

                                SHARE OWNERSHIP

  The following table sets forth certain information as of February 14, 1997 concerning the ownership of Common Stock by each Stockholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, each current member of the Board of Directors, each executive officer named in the Summary Compensation Table on p. 8 hereof, and all current directors and executive officers as a group.

                                                                   SHARES
                                                                BENEFICIALLY
                                                                  OWNED (1)
                                                              -----------------
                     NAME AND ADDRESS**                        NUMBER   PERCENT
                     ------------------                       --------- -------
Andrew Najda (2)............................................. 2,049,424  22.6%
c/o Number Nine Visual Technology Corporation
18 Hartwell Avenue
Lexington, MA 02173
Stanley W. Bialek (3)........................................ 1,020,664  11.2%
c/o Number Nine Visual Technology Corporation
18 Hartwell Avenue
Lexington, MA 02173
Weiss, Peck & Greer Affiliated Entities (4).................. 1,356,856  14.9%
c/o Weiss, Peck & Greer, L.L.C.
555 California Street
San Francisco, CA 94104
John Hancock Mutual Life Insurance Company Affiliated
 Entities (5)................................................   542,736   6.0%
c/o John Hancock Place
Post Office Box 111
Boston, MA 02117
Gill Cogan (6)............................................... 1,356,856  14.9%
c/o Weiss, Peck & Greer, L.L.C.
555 California Street
San Francisco, CA 94104
Dr. Fouad H. Nader (7)(8)....................................   188,320   2.1%
Dr. Paul R. Low (7)..........................................    40,320     *
William H. Thalheimer (7)(9).................................   278,648   3.0%
John G. Thompson (7).........................................    75,400     *
James T. O'Bray (7)..........................................    15,000     *
Daniel W. Muehl (7)..........................................     6,250     *
All executive officers and directors as a group (12 persons)
 (10)........................................................ 4,669,554  50.1%

--------
  * Represents beneficial ownership of less than 1% of the Company's outstanding shares of Common Stock.
 ** Addresses are given for beneficial owners of more than 5% of the outstanding Common Stock only.

--------
 (1) The number of shares of Common Stock issued and outstanding on February 14, 1997 was 9,076,048. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of Common Stock issued and outstanding at February 14, 1997, plus shares of Common Stock subject to options held by such person at February 14, 1997 and exercisable within 60 days thereafter. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.
 (2) Also includes 148,000 shares held in the Andrew Najda Irrevocable Children's Trust, as to which Mr. Najda disclaims beneficial ownership.
 (3) Also includes 213,328 shares held in the Stanley W. Bialek Irrevocable Children's Trust, as to which Mr. Bialek disclaims beneficial ownership.
 (4) Based solely on information reported on a Schedule 13 G/A dated January 31, 1997 and filed with the Securities and Exchange Commission on February 4, 1997 by Philip Greer, individually and on behalf of WPG Venture Partners III, L.P. ("WPGVP"), the sole General Partner of Weiss, Peck & Greer Venture Associates III, L.P. ("WPGVA") and WPG Enterprise Fund II, L.P. ("Enterprise"), and on behalf of WPG Private Equity Partners, L.P. ("PEP"), the sole General Partner of WPG Corporate Development Associates IV, L.P. ("CDA IV") and on behalf of WPG CDA IV (Overseas), Ltd. ("Overseas"), the overseas General Partners of WPG Corporate Development Associates IV, L.P. ("CDA Overseas"). Includes 546,608 shares held by CDA IV; 405,496 shares held by Enterprise; 272,936 shares held by WPGVA; and 131,816 shares held by CDA Overseas (collectively, the "Weiss Peck Entities"). The shares held by WPGVA and Enterprise may be deemed to be beneficially owned by WPGVP, the shares held by CDA IV may be deemed to be beneficially owned by PEP and the shares held by CDA Overseas may be deemed to be beneficially owned by Overseas. Mr. Greer, a General Partner of WPGVP and PEP, and a Director of Overseas, may be deemed to be the beneficial owner of all of the above described shares, with shared voting and investment power as to all such shares. Mr. Greer disclaims beneficial ownership of the shares held of record by WPGVA, Enterprise, CDA IV and CDA Overseas, except to the extent of his beneficial interest as a partner in WPGVA, Overseas and PEP or in Weiss, Peck & Greer, L.L.C. ("WPG"), a Limited Partner in WPGVA, Enterprise, CDA IV and CDA Overseas. Each of the entities described herein as holding shares of Common Stock disclaims beneficial ownership of such shares as are held by the other entities described herein.
 (5) Includes 542,736 shares held by Hancock Venture Partners, Inc. ("Venture"), which is a managing General Partner of the General Partner of Hancock Venture Partners IV--Direct Fund L.P. ("Hancock IV") which holds 508,816 of such shares, and Falcon Ventures II L.P. ("Falcon"), which holds 33,920 of such shares. Each of such stockholders disclaims beneficial ownership of all shares held by the other stockholder. Venture may be deemed to be the beneficial owner of such shares, with sole voting and investment power as to all such shares. Venture is a wholly-owned subsidiary of John Hancock Subsidiaries, Inc. ("JHSI"), which is a wholly-owned subsidiary of John Hancock Mutual Life Insurance Company ("JHMLICO"). Through their parent-subsidiary relationship to Venture, JHMLICO and JHSI may be deemed to have indirect beneficial ownership of all such shares deemed beneficially owned by Venture.
 (6) Includes 1,356,856 shares held by the Weiss Peck Entities. See Note 4. Mr. Cogan is a General Partner of WPGVP, the sole General Partner of WPGVA and Enterprise. Mr. Cogan is also a Principal of WPG, a Limited Partner in WPGVA, Enterprise, CDA IV and CDA Overseas. As such, Mr. Cogan may be deemed to share voting and investment power with respect to the shares held by such entities. Mr. Cogan disclaims beneficial ownership of such shares except to the extent of his interest in such shares arising from his interest in such entities.

 (7) Includes the following shares subject to currently exercisable stock options and stock options exercisable within 60 days of February 14, 1997: Dr. Nader--40,320; Dr. Low--40,320; Mr. Thalheimer--65,320; Mr.
     Thompson--75,000; Mr. O'Bray--15,000; and Mr. Muehl--6,250.
 (8) Includes 148,000 shares held on behalf of the Andrew Najda Irrevocable Children's Trust, of which Dr. Nader is the sole trustee. Dr. Nader exercises sole voting and investment power with respect to such shares.
 (9) Includes 213,328 shares held on behalf of the Stanley W. Bialek Irrevocable Children's Trust, of which Mr. Thalheimer is the sole trustee. Mr. Thalheimer exercises sole voting and investment power with respect to such shares.
(10) Includes 242,210 shares subject to currently exercisable stock options and stock options exercisable within 60 days of February 14, 1997.

                                  MANAGEMENT

DIRECTORS

  The Company's Restated Certificate of Incorporation and By-Laws provide for the Company's business to be managed by or under the direction of the Board of Directors. Under the Company's Restated Certificate of Incorporation and By-Laws, the number of directors is fixed from time to time by the Board of Directors. The Board of Directors currently consists of seven members, classified into three classes as follows: Gill Cogan and William H. Thalheimer constitute a class with a term which expires at the upcoming Meeting (the "Class B directors"), Andrew Najda and Stanley W. Bialek constitute a class with a term ending in 1998 (the "Class C directors") and Dr. Fouad H. Nader, Dr. Paul R. Low and John G. Thompson constitute a class with a term ending in 1999 (the "Class A directors"). At each annual meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

  Pursuant to a Stockholders Agreement entered into in December 1994, Messrs. Najda and Bialek have each agreed to vote their shares in favor of the other's election to the Board of Directors, and not vote their shares in favor of the election to the Board of Directors of any person to which the other reasonably objects.

  The names of the Company's current directors and certain information about them are set forth below:

NAME                                  AGE               POSITION(S)
----                                  ---               ----------
Andrew Najda.........................  42 Chief Executive Officer and Chairman
                                          of the Board of Directors
John G. Thompson.....................  56 President, Chief Operating Officer and
                                          Director
Stanley W. Bialek....................  42 Director
Gill Cogan...........................  43 Director
Dr. Paul R. Low......................  63 Director
Dr. Fouad H. Nader...................  42 Director
William H. Thalheimer................  43 Director

  Andrew Najda, a co-founder of the Company, has been a director of the Company since its inception in May 1982. During the period through May 1993, Mr. Najda and Stanley W. Bialek alternated the positions of President and Chairman of the Board on an annual basis. In May 1993, Mr. Najda reassumed the position of President, and in December 1994 assumed the new position of Chief Executive Officer. Mr. Najda also assumed the position of Chairman of the Board of Directors in April 1995. Mr. Najda relinquished the position of President in May 1996, but remains the Company's Chief Executive Officer and Chairman of the Board of Directors. Mr. Najda holds a B.S. in electrical engineering from the Illinois Institute of Technology.

  John G. Thompson has been a director of the Company since May 1996. Mr. Thompson joined the Company in May 1996 and became its President and Chief Operating Officer effective June 1, 1996. From 1984 to 1996, Mr. Thompson worked in various operational positions for Iomega Corporation, most recently as Vice President, Operations. Prior to joining Iomega, Mr. Thompson held various finance and operational positions with Xerox Corporation and Savin Corporation. Mr. Thompson holds a bachelor of business administration degree from the University of Rochester.

  Stanley W. Bialek, a co-founder of the Company, has been a director of the Company since its inception in May 1982. During the period through May 1993, Mr. Bialek and Andrew Najda alternated the positions of

President and Chairman of the Board on an annual basis. In May 1993, Mr. Bialek assumed the positions of Chairman of the Board, which he held until his resignation in April 1995, and Chief Operating Officer, which he held until January 1995. Mr. Bialek studied engineering at the Illinois Institute of Technology.

  Gill Cogan has served as a director of the Company since February 1995. Since January 1994, Mr. Cogan has been a General Partner of Weiss, Peck & Greer, an investment company, and since November 1990, he has been a General Partner of Weiss, Peck & Greer Venture Partners II, L.P., a private venture capital investment firm. From March 1986 to October 1990, Mr. Cogan was a partner of Adler & Company, a venture capital group. Mr. Cogan also serves as a director of Electronics for Imaging, Inc., Micro Linear Corporation and P-Com, Inc., and several private companies. Mr. Cogan holds a B.S. in physics and an M.B.A. from the Graduate School of Management at the University of California, Los Angeles.

  Dr. Paul R. Low has served as a director of the Company since September 1994. Since 1992, Dr. Low has been President of PRL Associates, a consulting concern. Prior to founding PRL Associates, Dr. Low worked for IBM from 1957 to 1992, holding senior management and executive positions including President, General Technology Division; IBM Corporate Vice President; President of General Products Division; and General Manager, Technology Products business line. Dr. Low also serves as a director of Applied Materials, Inc., Solectron Corp., Veeco Corp., Network Computing Devices, Inc., Integrated Packaging Assembly Corp., VLSI Logic Corp. and several private companies. Dr. Low holds a B.S. in electrical engineering and an M.S. in physics from the University of Vermont, and a Ph.D. in electrical engineering from Stanford University.

  Dr. Fouad H. Nader has served as a director of the Company since September 1994. Since 1981, Dr. Nader has been a Senior International Management and Technology Consultant at Arthur D. Little, Inc. Dr. Nader holds a B.S. in mechanical engineering, an M.S. in engineering management and a professional engineer's degree in industrial engineering from Northeastern University; a Ph.D. in operations research from Cornell University, and a Ph.D. in industrial engineering from the University of California at Berkeley.

  William H. Thalheimer has served as a director of the Company since September 1994, and has served as a financial and business consultant to the Company since 1992. Mr. Thalheimer also served as the Company's Acting Chief Operating Officer from April 1996 to June 1996. Since 1979, Mr. Thalheimer has been a partner of Thalheimer and Lemma, Certified Public Accountants. Mr. Thalheimer is a member of the American Institute of Certified Public Accountants and holds a B.S. in accounting from Indiana University.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

  Meeting Attendance. During the fiscal year ended December 28, 1996 there were seven meetings of the Board of Directors, and the various committees of the Board of Directors met a total of nine times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he served during fiscal 1996. In addition, from time to time, the members of the Board of Directors and its committees acted by unanimous written consent pursuant to Delaware law.

  Audit Committee. The Audit Committee, which met six times in fiscal 1996 has two members, Gill Cogan and William H. Thalheimer. The Audit Committee reviews the engagement of the Company's independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits.

  Compensation Committee. The Compensation Committee has three members, Gill Cogan (Chairman), Dr. Paul R. Low and Dr. Fouad H. Nader. The Compensation Committee met three times during fiscal 1996. The Compensation Committee reviews, approves and makes recommendations on the Company's compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. The Compensation Committee also administers the Company's stock and employee benefit plans, including the Company's 1989 Stock Option Plan (the "1989 Stock Plan"), 1994 Employee, Director and Consultant Stock Option Plan (the "1994 Stock Plan") and 1996 Employee, Director and Consultant Stock Option Plan (the "1996 Stock Plan").

  Nominating Committee. The Company does not have a standing Nominating
Committee.

  Compensation Committee Interlocks and Insider Participation. The Compensation Committee has three members, Gill Cogan (Chairman), Dr. Paul R. Low and Dr. Fouad H. Nader. None of such members is or has been an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

COMPENSATION OF DIRECTORS

  The Company reimburses ordinary and necessary out-of-pocket expenses incurred by non-employee directors in connection with their services, including attendance at meetings of the Board of Directors. In addition, directors of the Company are eligible to receive non-qualified stock options under the Company's 1994 Stock Plan and 1996 Stock Plan. During fiscal 1996, as compensation for serving as the Company's Acting Chief Operating Officer from April 1996 to June 1996, William H. Thalheimer was granted a fully vested non-qualified stock option to purchase 25,000 shares of Common Stock under the 1994 Stock Plan. Upon joining the Company in May 1996, John G. Thompson was granted a non-qualified stock option to purchase 75,000 shares of Common Stock which became fully vested on June 1, 1996 and a non-qualified stock option to purchase 250,000 shares of Common Stock which will vest in four equal annual installments beginning May 15, 1997, and which are subject to acceleration of vesting in the event of a "change in control" of the Company (as defined in Mr. Thompson's option agreement), provided Mr. Thompson is an employee of the Company upon the occurrence of a "change in control". Mr. Thompson's options were granted under the 1996 Stock Plan. See "Employment Agreements, Termination of Employment and Change-in-Control Arrangements." No other options to purchase shares were granted during fiscal 1996 to any of the Company's directors.

EXECUTIVE OFFICERS

  The names of, and certain information regarding, executive officers of the Company who are not also directors, are set forth below.

NAME                     AGE                       POSITION(S)
----                     ---                       ----------
Archie K. Miller........  39 Senior Vice President, Worldwide Sales
Daniel W. Muehl.........  34 Corporate Controller and Acting Chief Financial Officer
James T. O'Bray.........  44 Vice President of Manufacturing
Michael E. Romanies.....  34 Vice President of Marketing
Beverly J. Schultz......  53 Vice President of Engineering

  Archie K. Miller has been the Company's Senior Vice President, Worldwide Sales since joining the Company in December 1996. Prior to joining the Company, Mr. Miller worked at Merisel Incorporated from September 1994 to December 1996, most recently as Vice President and General Manager for Merisel's Open Computer Alliance Distribution. From June 1993 to August 1994, Mr. Miller was employed by Performance Technology, Inc. as Vice President, North American Sales. From March 1991 to May 1993, Mr. Miller was employed in various management positions with Microcom, Inc. Mr. Miller holds a B.A. in political science from Rutgers University.

  Daniel W. Muehl has served as the Company's Corporate Controller since November 1995 and as Acting Chief Financial Officer since February 1996. Prior thereto, he was the Corporate Accounting and Treasury Manager at PowerSoft Corporation from August 1994 to November 1995 and was employed by Medical Care America from January 1991 to August 1994, most recently as Director of Accounting and Finance. Mr. Muehl holds a B.B.A. from the University of Massachusetts and is a Certified Public Accountant.

  James T. O'Bray has been the Company's Vice President of Manufacturing since joining the Company in November 1995. Prior to joining the Company, Mr. O'Bray was employed in various senior level management positions with Picturetel Corporation from May 1992 to September 1995, most recently as Director of Manufacturing within the Personal Systems Division. From July 1990 to April 1992, Mr. O'Bray was employed in various management positions with Octocom Systems, Inc. Mr. O'Bray holds a B.S. in management engineering from Worcester Polytechnic Institute and a M.S. in business administration from Babson College.

  Michael E. Romanies has been the Company's Vice President of Marketing since joining the Company in October 1996. Prior to joining the Company, Mr. Romanies was the President of World Color New Media, a division of World Color Press. From January 1987 to December 1995, Mr. Romanies was employed in various senior level management positions with REED-Elsevier, plc, most recently as Vice President and General Manager of REED Technology and Information Services, Inc. Mr. Romanies holds a B.S. in electrical engineering and physics from Wilkes University.

  Beverly J. Schultz has been the Company's Vice President of Engineering since joining the Company in May 1996. Prior to joining the Company, Ms. Schultz was Vice President of Core Software Development at Avid Technology, Inc. from September 1994 to May 1996. Prior thereto, Ms. Schultz worked for 14 years at Digital Equipment Corporation in various software development positions, most recently as Group Manager for Digital's Alpha AXP Engineering Group. Ms. Schultz holds a B.S. in mathematics from Valparaiso University and an M.S. in computer science from the University of Dayton.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table sets forth summary information as to compensation received for services rendered to the Company in all capacities during fiscal 1994, 1995 and 1996 by: (i) the Company's Chief Executive Officer (the "CEO") and (ii) each of the other most highly compensated persons who were serving as executive officers of the Company (other than the CEO) as of December 28, 1996 whose salary and bonus earned during fiscal 1996 exceeded $100,000 (collectively, the "named executive officers"):

                                   ANNUAL COMPENSATION           LONG TERM COMPENSATION(1)
                          -------------------------------------  -------------------------
   NAME AND PRINCIPAL     FISCAL                   OTHER ANNUAL    SECURITIES UNDERLYING
        POSITION           YEAR  SALARY(2)  BONUS  COMPENSATION         OPTIONS(#)
   ------------------     ------ --------- ------- ------------  -------------------------
Andrew Najda............   1996  $200,000      --    $35,561(3)               --
Chief Executive Officer
 and                       1995  $150,495      --        --                   --
Chairman of the Board      1994  $206,557      --        --                   --
John G. Thompson(4).....   1996  $ 82,292      --    $60,000(5)           325,000
President and Chief
Operating Officer
Daniel W. Muehl(6)......   1996  $134,167  $10,000       --                40,000
Corporate Controller and   1995  $ 10,000      --        --                10,000
Acting Chief Financial
Officer
James T. O'Bray(7)......   1996  $126,823  $16,500       --                   --
Vice President of          1995  $ 17,067      --        --                60,000
Manufacturing

--------
(1) The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payments during its 1994, 1995 or 1996 fiscal years.
(2) Includes amounts deferred during 1994, 1995 and 1996 under the Company's 401(k) plan. The Company does not make any matching contributions under that plan.
(3) Represents amounts paid to Mr. Najda for reimbursement of certain personal expenses.
(4) Mr. Thompson joined the Company in May 1996.
(5) Represents amounts paid to Mr. Thompson to cover moving and relocation expenses in connection with his employment by the Company. See "Certain Transactions."
(6) Mr. Muehl joined the Company in November 1995.
(7) Mr. O'Bray joined the Company in November 1995.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information regarding options granted during the fiscal year ended December 28, 1996 by the Company to its named executive officers:

                                                                        POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                                     % OF TOTAL                         ANNUAL RATES OF STOCK
                                      OPTIONS                            PRICE APPRECIATION
                                     GRANTED TO  EXERCISE OR             FOR OPTION TERM (1)
                         OPTIONS    EMPLOYEES IN BASE PRICE  EXPIRATION ---------------------
          NAME           GRANTED    FISCAL YEAR   PER SHARE     DATE        5%        10%
          ----           -------    ------------ ----------- ----------     --     ----------
Andrew Najda............     --          --           --           --          --         --
John G. Thompson........ 250,000       18.7%       $6.625      5/15/06  $1,041,607 $2,639,636
                          75,000        5.7%       $6.625      5/15/06  $  312,482 $  791,891
Daniel W. Muehl.........  10,000(2)     0.7%       $5.75      11/16/05  $   31,701 $   78,082
                          15,000        1.1%       $5.75      11/16/05  $   47,552 $  117,123
                          25,000        1.9%       $5.875      9/18/06  $   92,369 $  234,081
James T. O'Bray.........  60,000(2)     4.5%       $5.75      11/13/05  $  190,208 $  468,492

--------
(1) Represents the hypothetical gains that could be achieved for the options if exercised at the end of option terms. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates. There is no assurance the stock price will appreciate at the rates shown in this table.
(2) In fiscal 1996, the Company repriced the November 16, 1995 and December 13, 1995 non-qualified stock options to purchase 10,000 and 60,000 shares of Common Stock granted to Daniel W. Muehl and James T. O'Bray, respectively, under the Company's 1994 Stock Plan. See "Compensation Committee Report on Ten Year Option Repricings." Repriced options are considered grants for the purpose of this table.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

  None of the named executive officers exercised stock options during the fiscal year ended December 28, 1996. The following table provides information regarding the number of shares covered by both exercisable and unexercisable stock options held by each of the named executive officers as of December 28, 1996 and the values of "in-the-money" options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the Company's Common Stock.

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED   VALUE OF THE UNEXERCISED
                              OPTIONS AT FISCAL YEAR-   IN-THE-MONEY OPTIONS AT
                                        END               FISCAL YEAR-END (1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Andrew Najda................       --            --         --           --
John G. Thompson............   75,000       250,000        $ 0          $ 0
Daniel W. Muehl.............    6,250        43,750        $ 0          $ 0
James T. O'Bray.............   15,000        45,000        $ 0          $ 0

--------
(1) The value of unexercised in-the-money options at fiscal year end assumes a fair market value for the Company's Common Stock of $4.875, the closing sale price per share of the Company's Common Stock as reported in the Nasdaq National Market on December 27, 1996. The exercise price of each of the options held by Mr. Thompson, Mr. Muehl and Mr. O'Bray exceeds $4.875.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  None of the Company's named executive officers has an employment agreement with the Company. The named executive officers are parties to confidentiality agreements with the Company, whereby each is required to disclose to the Company certain inventions, discoveries and developments, and to assign his rights therein to the Company.

  On May 15, 1996, John G. Thompson, President, Chief Operating Officer and a Director of the Company, was granted a non-qualified stock option to purchase 75,000 shares of the Company's Common Stock which became fully vested on June 1, 1996 and a non-qualified stock option to purchase 250,000 shares of the Company's Common Stock which will vest in four equal annual installments beginning May 15, 1997, and which are subject to acceleration in the event of a "change in control" of the Company (as defined in Mr. Thompson's option agreement), provided Mr. Thompson is an employee of the Company upon the occurrence of a "change in control." Each of such options was granted under the Company's 1996 Stock Plan and are exercisable at a purchase price of $6.625 per share.

  Under the Company's 1989 Stock Plan, 1994 Stock Plan and 1996 Stock Plan, if the Company is consolidated with or acquired by another entity, the Compensation Committee may, among other things, make all options granted thereunder immediately exercisable just prior to such consolidation or merger or arrange to have any successor or acquiring entity grant replacement options to the optionees. In addition, under the 1994 Stock Plan and 1996 Stock Plan, in the event of a consolidation or acquisition of the Company, the Compensation Committee may terminate all options in exchange for a cash payment equal to the difference between the fair market value of the shares then subject to purchase pursuant to the options and the exercise price for such shares pursuant to the options.

                               PERFORMANCE GRAPH

  The following graph and table compare the cumulative total stockholder return on a monthly basis on the Company's Common Stock for the period from May 25, 1995 (the date of the Company's initial public offering) through December 28, 1996, against the cumulative total returns on the Nasdaq Stock Market Index (U.S.) and the Nasdaq Stock Market Index for Computer Manufacturers' Stocks during the same period. It should be noted that the Company has not paid any dividends on the Common Stock, and no dividends are included in the representation of the Company's performance. The stock price performance on the graph below is not necessarily indicative of future price performance.




                             [GRAPH APPEARS HERE]


Measurement period                            Broad       Select
(Fiscal Year Covered)            Company      Index       Index
---------------------           ---------    --------    --------
Measurement PT -
05/25/95                        $100.00      $100.00     $100.00

06/30/95                        $138.33      $106.51     $107.62
09/29/95                        $110.00      $119.34     $129.49
12/29/95                        $ 58.33      $120.79     $132.24
03/29/96                        $ 39.17      $126.44     $136.32
06/28/96                        $ 52.50      $136.76     $153.30
09/27/96                        $ 49.58      $142.05     $170.44
12/27/96                        $ 32.50      $148.77     $183.03


* Select Index is the Computer Manufacturing Index of Nasdaq Stock Market
* Broad Index is The Nasdaq Stock Market

  The above graph and table assume $100 invested on May 25, 1995, with all dividends reinvested, in each of the Company's Common Stock, the Nasdaq Stock Market Index (U.S.) and the Nasdaq Stock Market Index for Computer Manufacturers' Stocks.

                       REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Compensation Committee's compensation policy for continuing executive officers of the Company has been to provide salary based on a combination of historical levels and market conditions, and to provide both discretionary bonuses and stock options for executive officers which are intended to provide incentives. The compensation of executive officers engaged by the Company during the past year have been determined by a combination of market conditions and negotiations with these individuals, with the policy of providing incentives through both bonuses and stock options.

  The compensation for Andrew Najda, the Company's Chief Executive Officer, in fiscal 1996 consisted of a base salary of $200,000 and the reimbursement of certain personal expenses, totaling approximately $36,000. The Chief Executive Officer's compensation has not been tied to measures of the Company's performance. John G. Thompson was engaged as the Company's President in 1996 and his compensation was based upon a combination of market conditions and negotiations between Mr. Thompson and the Company, including a significant portion of compensation based upon stock options granted to Mr. Thompson. The President's total compensation consists of a base salary, a bonus and stock options granted at the inception of his employment. Mr. Thompson's base salary started at $100,000, in part as a result of the significant stock option component to his compensation. In October 1996, the Compensation Committee approved an increase in Mr. Thompson's annual base salary to the rate of $190,000 and provided that Mr. Thompson's bonus for 1996 would be discretionary. This increase in base salary was based upon a qualitative subjective judgment regarding Mr. Thompson's overall performance during the first several months of his tenure at the Company.

Gill Cogan (Chairman)           Dr. Paul R. Low              Dr. Fouad H. Nader

          COMPENSATION COMMITTEE REPORT ON TEN-YEAR OPTION REPRICINGS

  The Company's Stock Plans were established as an employment incentive to retain persons necessary for the development and financial success of the Company. As a result of the decrease in the market price of the Company's Common Stock during the preceding months and recognizing that previously granted stock options had lost much of their value in motivating employees, including certain executive officers, to remain with the Company and share in its overall financial goals, the Compensation Committee voted in March 1996 to reprice the options held by employees and consultants of the Company, including the executive officers named below, granted since May 1995 to an option exercise price equal to the fair market value on the date of repricing, subject to a provision that the repriced options would not be exercisable for at least six months. Options for a total of 394,236 shares were repriced. By repricing these options, the Company intends to provide incentives to and reward employees, including the executive officers named below, holding such options for their contributions to the Company.

  In particular, in connection with the repricing the Compensation Committee concluded it was advisable to reprice the options to purchase 10,000 and 60,000 shares of Common Stock granted to Mr. Muehl and Mr. O'Bray on November 16, 1995 and November 13, 1995 at an exercise price per share of $12.75 and $13.75, respectively. Accordingly, these options were repriced at the exercise price of $5.75 per share, the closing price of the Company's Common Stock on the Nasdaq National Market on April 19, 1996, the date the Compensation Committee deemed repricing advisable. Existing vesting scheules were unaffected by the repricing.

  The table below sets forth information pertaining to options held by executive officers of the Company which were repriced during fiscal 1996. Options are considered to be repriced whenever the Company adjusts or amends the exercise price of stock options previously granted, whether through amendment, cancellation or replacement grants, or any other means.

                                                                               LENGTH OF
                                   NUMBER OF                                   ORIGINAL
                                   SECURITIES MARKET PRICE EXERCISE           OPTION TERM
                                   UNDERLYING OF STOCK AT  PRICE AT    NEW     REMAINING
                          DATE OF   OPTIONS     TIME OF     TIME OF  EXERCISE AT DATE OF
          NAME           REPRICING  REPRICED   REPRICING   REPRICING  PRICE    REPRICING
          ----           --------- ---------- ------------ --------- -------- -----------
Daniel W. Muehl.........  4/19/96    10,000      $5.75      $12.75    $5.75    9.5 years
James T. O'Bray.........  4/19/96    60,000      $5.75      $13.75    $5.75    9.5 years

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to it and written representations that no other reports were required during the fiscal year ended December 28, 1996 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that: (i) John G. Thompson the President, Chief Operating Officer and a Director of the Company, inadvertently failed to report 400 shares of Common Stock beneficially owned by him in his timely filed Form 3, which was corrected by an amended Form 3;
(ii) Kevin M. Hanks, a former executive officer of the Company, filed one late report on Form 4 with respect to three transactions describing changes in his beneficial ownership of shares; (iii) Michael P. Casey, a former executive officer of the Company, filed three late reports on Form 4 with respect to three transactions describing changes in his beneficial ownership of shares;
(iv) James T. O'Bray, Vice President of Manufacturing of the Company, filed a late Form 3 relating to his appointment as an executive officer of the Company and a late Form 5 with respect to the award and repricing of a stock option;
(v) Archie K. Miller, Senior Vice President, Worldwide Sales of the Company, filed a late Form 3 relating to his appointment as an executive officer of the Company and a late Form 5 with respect to the award of a stock option; and
(vi) Michael E. Romanies, Vice President of Marketing of the Company, filed a late Form 3 relating to his appointment as executive officer of the Company and a late Form 5 with respect to the award of a stock option.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company and Michael P. Casey, the Company's former Chief Operating Officer, entered into a Separation Agreement as of February 1, 1996, pursuant to which Mr. Casey resigned his position at the Company. The Company agreed to pay Mr. Casey's salary for a period of three months, pay Mr. Casey the amount of $29,102.93 for accrued and unused vacation pay and accelerate the vesting of options to purchase 28,800 shares of Common Stock which had previously been granted to Mr. Casey.

  The Company and Kevin M. Hanks, the Company's former Chief Financial Officer and Treasurer, entered into a Separation Agreement on March 21, 1996, pursuant to which Mr. Hanks confirmed his resignation from the Company effective February 29, 1996. The Company agreed to pay Mr. Hanks' salary for a period of three months, pay Mr. Hanks the amount of $2,193.64 for accrued and unused vacation pay and accelerate the vesting of options to purchase 18,880 shares of Common Stock which had previously been granted to Mr. Hanks.

  The Company and Gregory C. McHale, the Company's former Vice President and Director of Marketing, entered into a Separation Agreement as of April 10, 1996 pursuant to which Mr. McHale resigned his position at the Company. The Company agreed to pay Mr. McHale a lump sum of $10,416.68 and earned incentive pay in the amount of $4,203, and also reimbursed Mr. McHale's accrued expenses in the amount of $4,294.23. The Company also agreed to extend the period during which Mr. McHale could exercise his previously vested stock options until November 15, 1996.

  During fiscal 1996, the Company had loans outstanding of up to $53,000 to Andrew Najda, Chairman of the Board and Chief Executive Officer of the Company, and $111,000 to Stanley W. Bialek, a Director of the Company, each bearing interest at 8.75%. As of December 28, 1996, all loans to Mssrs. Najda and Bialek were paid in full.

  The Company paid John G. Thompson, President, Chief Operating Officer and a Director of the Company, $60,000 to cover moving and relocation expenses to the Boston area in connection with his employment by the Company in May 1996.

                             ELECTION OF DIRECTORS

                                (NOTICE ITEM 1)

  The Company's Restated Certificate of Incorporation and By-Laws provide for a classified Board of Directors. The Board of Directors currently consists of seven members, classified into three classes as follows: Gill Cogan and William H. Thalheimer constitute a class with a term which expires at the upcoming Meeting (the "Class B directors"), Andrew Najda and Stanley W. Bialek constitute a class with a term ending in 1998 (the "Class C directors") and Dr. Fouad H. Nader, Dr. Paul R. Low and John G. Thompson constitute a class with a term ending in 1999 (the "Class A directors"). At each annual meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

  Unless authority to vote for any of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of such nominees. In the event that any nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

  A plurality of the shares voted affirmatively or negatively at the Meeting is required to elect each nominee as a director.

  THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF GILL COGAN AND WILLIAM H. THALHEIMER AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                        INDEPENDENT PUBLIC ACCOUNTANTS

                                (NOTICE ITEM 2)

  The Board of Directors has appointed Coopers & Lybrand L.L.P., independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 27, 1997. The Board proposes that the Stockholders ratify this appointment. Coopers & Lybrand L.L.P. audited the Company's financial statements for the fiscal year ended December 28, 1996. The Company expects that representatives of Coopers & Lybrand L.L.P. will be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

  In the event that ratification of the appointment of Coopers & Lybrand L.L.P. as the independent public accountants for the Company is not obtained at the Meeting, the Board of Directors will reconsider its appointment.

  The affirmative vote of a majority of the shares present or represented and entitled to vote is required to ratify the appointment of the independent public accountants.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                                 OTHER MATTERS

  The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                             STOCKHOLDER PROPOSALS

  To be considered for presentation at the Annual Meeting of Stockholders to be held in 1998, stockholder proposals must be received, marked for the attention of: Assistant Treasurer, Number Nine Visual Technology Corporation, 18 Hartwell Avenue, Lexington, Massachusetts 02173, not later than December 19, 1997.

  WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          PETER F. DEMUTH
                                          Secretary

April 17, 1997

                   NUMBER NINE VISUAL TECHNOLOGY CORPORATION

          THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF
                   NUMBER NINE VISUAL TECHNOLOGY CORPORATION

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April 17, 1997 in connection with the Annual Meeting of Stockholders of Number Nine Visual Technology Corporation to be held at 10:00 a.m. on Thursday, May 15, 1997 at The Atrium Conference Center located on the second floor of One Financial Center, Boston, Massachusetts and hereby appoints Andrew Najda and Daniel W. Muehl, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Number Nine Visual Technology Corporation registered in the name provided herein which the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

ELECTION OF DIRECTORS (or if any nominee is not available for election, such substitute as the Board of Directors may designate)

SEE REVERSE SIDE FOR PROPOSALS 1 AND 2. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES.

                              (SEE REVERSE SIDE)
                              ------------------

                           - FOLD AND DETACH HERE -

THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS         PLEASE MARK
PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.                                      YOUR VOTE AS
                                                                                                           INDICATED IN
                                                                                                           THIS EXAMPLE   [X]

                                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
1. Election of Directors

      FOR all nominees              WITHHOLD              NOMINEES: Mr. Gill Cogan and
     listed to the right            AUTHORITY                       Mr. William H. Thalheimer
   (except as marked to the    to vote for all nominees
          contrary)              listed to the right
            [_]                        [_]

2. Proposal to Ratify the Appointment of Coopers & Lybrand LLP, as the                           In their discretion the proxies are
   Company's independent public accountants for the fiscal year ending                           authorized to vote upon such other
   December 27, 1997.                                                                            matters as may properly come before
                                                                                                 the 1997 Annual Meeting or any
          FOR         AGAINST        ABSTAIN                                                     adjournment thereof.
          [_]           [_]            [_]

                                                                                         ----
                                                                                             |   Please sign exactly as name(s)
                                                                                                 appears hereon. Joint owners should
                                                                                                 each sign. When signing as
                                                                                                 attorney, executor, administrator,
                                                                                                 trustee or guardian, please give
                                                                                                 full title as such.

                                                                                                 Dated: ______________________, 1997

                                                                                                 ___________________________________
                                                                                                 Signature

                                                                                                 ___________________________________
                                                                                                 Signature

                                                     - FOLD AND DETACH HERE -